EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 02/16/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.67%	-0.28%	0.97%
Class B Units	-0.69%	-0.32%	0.86%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 16, 2007

The Grant Park Futures fund experienced trading losses during the past week. Positions in the interest rate and currency sectors accounted for the bulk of setbacks; gains came mainly from positions in the stock indices and metals.

Short positions in the domestic interest rate market recorded losses after prices for Eurodollars rallied following Federal Reserve Chairman Ben Bernanke’s testimony before Congress. The Fed chairman’s comments presented an upbeat assessment of the U.S. economy and indicated that the central bank was, up to this point, content with the results of its efforts to curb inflation. Prices for U.S. Treasury instruments also rose on the testimony, resulting in losses for short positions in Ten-year notes. Long positions in the foreign markets contributed to setbacks after prices for Japanese Government bonds fell in response to an unexpected rise in Japanese gross domestic product.

Currency positions added to setbacks as the Japanese yen appreciated by almost 2% against the U.S. dollar in response to the aforementioned data on Japanese GDP, causing losses to short positions in the yen. The release, which showed a 4.8% annual growth rate in the 4th quarter, spurred a rally in the yen as investors speculated that the Bank of Japan might be in a position to raise short-term interest rates at its next policy meeting.

Long positions in the stock indices offered the largest single-sector gains for the week. The perceived strength of the Japanese economy gave a boost to share prices, resulting in a 2.1% rally for the Tokyo Nikkei. The S&P Composite Index and NASDAQ-100 also closed higher after the comments by Bernanke sent domestic stock prices higher.

Lastly, long positions in the metal sector gained ground as the price of nickel was almost 10% higher for the week, boosted by data that indicated stronger than anticipated growth in global industrial activity.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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